Exhibit 99.2

NEWS RELEASE / August 28, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Declares Quarterly Dividend

TORRANCE, CALIF. — August 28, 2005 — Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors has declared a quarterly dividend of $0.11 per share for shareholders of record on Oct. 27, 2006, payable on Nov. 13, 2006. This marks the tenth consecutive year in which the Board has increased the dividend.

The Board also scheduled the annual meeting of shareholders for November 27, 2006, and set October 4, 2006 as the record date. The meeting will be held at the Company’s headquarters in Torrance.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend for 52 consecutive years, increased the dividend in each of the last 10 consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.

Contact:
Jim Lucas / Whitney Hays
Abernathy MacGregor Group
213-630-6550